EXHIBIT 99.1

PRESS RELEASE

Bakersfield, California	January 25, 2010	NYSE AMEX-TIV

Tri-Valley Corporation (NYSE AMEX-TIV) announced today that its oil and gas subsidiary, Tri-Valley Oil and Gas Co. (TVOG), has signed an amendment to extend the primary term for an oil and gas lease covering three parcels located in the Racetrack Hill Area of the Edison Field near Bakersfield, California in eastern Kern County.  TVOG holds a 100% working interest and an 87.5% net revenue interest in the leasehold known as the Claflin Lease.  This property was recently evaluated by an independent registered petroleum engineer who estimates that the total gross proved oil reserves are 2.3 million barrels (100%), and that Tri-Valley’s interest in these proved oil reserves is 2.0 million barrels (87.5%).  The reserves are contained in two productive oil zones located at relatively shallow depths ranging between 650 and 750 feet subsurface.  Per well production rates from these same two zones on adjacent acreage to Claflin average 15 barrels of oil per day.  The independent engineer’s evaluation was performed in accordance with the revised SEC rules for oil and gas reserves disclosures which were published January 14, 2009 and became effective January 1, 2010.

The amendment extends the primary term of the original lease by one year until May 10, 2010.  The primary term of the original lease, which had been signed in 2006, expired on May 10, 2009.  TVOG will hold the lease by production after the extended primary term so long as production commences by May 10, 2010.  TVOG plans to initiate production operations on the Claflin Lease before this date, and is currently mobilizing a portable steam generator and other production equipment for cyclic steaming and oil recovery operations using four of the existing eight wells on the lease that have previously produced oil with API gravities ranging from 13 to 14 degrees.  TVOG has already secured drilling permits for 29 new vertical development wells for Claflin from the Department of Oil & Gas and Geothermal Resources, State of California, but may also drill some horizontal wells to maximize oil recovery.

Tri-Valley Corporation, the publicly traded parent, operates through five subsidiaries: Tri-Valley Oil & Gas Co., Great Valley Production Services LLC, Great Valley Drilling Co. LLC, Select Resources Corporation and the currently dormant Tri-Valley Power Corporation.  The Company explores for and produces oil and natural gas in California and has large gold exploration projects and a high grade calcium carbonate quarry in Alaska.

Tri-Valley has been in business as a successful operating company since 1963, and has been a full reporting 12 (g) publicly traded Delaware Corporation since 1972. Tri-Valley Corporation stock is publicly traded on the New York Stock Exchange AMEX under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, and the annual report on Form 10-K for the year ended December 31, 2008.